Exhibit 10.1
The Amended and Restated Severance Agreement substantially in the form attached hereto has been entered into by the Registrant with each of Harold M. Messmer, Jr., M. Keith Waddell,
Paul F. Gentzkow, Michael C. Buckley, and Joseph A. Tarantino. Pursuant to Instruction 2 to
Item 601 of Regulation S-K, the individual agreements are not being filed.
Amended and Restated Severance Agreement
(Effective as of April 20, 2026)
This Amended and Restated Severance Agreement (“Severance Agreement”) is entered into as of April 20, 2026, by and between Robert Half Inc., a Delaware corporation (the
“Company”) and ___________ (the “Employee”).
WHEREAS, the Company and Employee have previously entered into one or more agreements setting forth the benefits to be received by Employee as described hereunder.
WHEREAS, the terms of the Severance Agreement were approved because the
Company believed it to be in the best interests of the Company and its shareholders to provide for stability in the management of the Company and greater consistency in the terms of the benefits provided hereunder to the Company’s senior executives.
WHEREAS, the Compensation Committee of the Board of Directors of the Company
has approved this form of Severance Agreement.
NOW, THEREFORE, in consideration of the foregoing and the terms and conditions set forth herein, the Company and the Employee hereby agree that the Severance
Agreement shall be amended and restated to read in its entirety as set forth herein:
1.Definitions
“Base Salary” means the highest rate of annual base salary paid to Employee at any time within the six (6) months preceding the Termination Date.
“Change in Control” shall have the meaning specified in the Company’s Stock
Incentive Plan, as in effect on the date hereof and as such plan may be subsequently amended.
“Continuation Number” means (a) 2.99, if Employee has served as a Director of the
Company at any time prior to the Termination Date, and (b) 2, in all other cases.
“Earliest Payment Date” shall mean six months following Separation from Service or such alternate date as future modifications or amendments to Section 409A and the rules and regulations thereunder may specify as the earliest permitted date for a payment to be made, or, if earlier the date of Employee’s death.
“Medical Coverage” means healthcare insurance, benefits and/or coverage that either directly pays the cost of medical care or provides reimbursement therefor, and includes, but is not limited to, doctor, nursing or other healthcare provider services, hospitalization,

Exhibit 10.1
surgical, rehabilitation, tests, equipment, prescriptions and anything else generally considered to be related to individual health care, whether preventive or corrective.
“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended
(the “Code”).
“Separation from Service” shall have the meaning specified by Section 409A and the rules and regulations thereunder, as such meaning may be modified or amended from time to time.
“Specified Employee” shall have the meaning specified by Section 409A and the rules and regulations thereunder, as such meaning may be modified or amended from time to time.
“Stock” means the Common Stock, $.001 par value of the Company.
“Termination Date” means the date on which Employee’s employment with the Company ends.
“Termination For Cause” means termination by the Company of Employee’s employment by the Company by reason of Employee’s willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to the Company, or by reason of Employee’s willful material breach of any employment agreement with the Company, which has resulted in material injury to the Company; provided, however, that Employee’s employment shall not be deemed to have terminated in a Termination For Cause if such termination took place as a result of any act or omission believed by Employee in good faith to have been in the interest of the Company.
“Termination Without Cause” means (1) termination by the Company of Employee’s employment other than pursuant to a Termination For Cause or (2) termination by
Employee following (a) a reduction by more than 5% of Employee’s base salary per month, exclusive of bonus, fringe benefits and other non-salary compensation, (b) a request by the
Company that Employee relocate more than 50 miles away from the current location where
Employee principally provides services to the Company, (c) the assignment of reduced duties and responsibilities materially inconsistent with Employee’s then current title, duties and responsibilities, or (d) a material breach by the Company of any agreement with
Employee, including the Severance Agreement.
2.Payments and Benefits Upon Termination Without Cause. In the event of a
Termination Without Cause, the Employee shall be entitled to receive the following:
2.1.Base Salary. Employee shall be paid a lump-sum amount equal to the product of
Employee’s Base Salary and Employee’s Continuation Number. To the extent required by
Section 409A, if Employee is a Specified Employee, this lump sum shall be paid no earlier than the Earliest Payment Date and no later than ten business days thereafter.
2.2.Bonus.

Exhibit 10.1
(a)If the Termination Date occurs upon the occurrence of a Change in Control or on or within 13 months after a Change in Control, Employee shall be paid a lump-sum amount equal to the product of (i) the annual cash bonus paid (or to be paid) to Employee with respect to the last full calendar year completed prior to the Change in Control and (ii)
Employee’s Continuation Number. To the extent required by Section 409A, if Employee is a Specified Employee, this lump sum shall be paid no earlier than the Earliest Payment
Date and no later than ten business days thereafter.
(b)If the Termination Date does not occur within the period specified in the preceding paragraph, Employee shall be paid, when such bonus payments would otherwise typically be made to Employee, but in no event later than the March 15 of the calendar year immediately following the calendar year in which the Termination Date occurs, a lump-sum amount equal to the product of (i) a fraction, the numerator of which shall be the number of days that, as of the date as of which the Termination Date occurs, shall have passed since the beginning of that calendar year, and the denominator of which shall be the total number of days in that calendar year and (ii) the bonus to which Employee would have been entitled had such termination not occurred. For purposes of the foregoing clause (ii), Employee shall not be entitled to a pro rata amount of bonus that is discretionary unless such Employee is specifically awarded such discretionary amount in accordance with the terms and conditions of the applicable bonus plan or program.
2.3.Benefits. For such number of years following the Termination Date as is equal to the Continuation Number, or until Employee is reemployed, whichever first occurs,
Employee also shall be entitled to all employee benefits, including medical and life insurance, pension, retirement and other benefits to which Employee was entitled on the
Termination Date. If the terms of the applicable employee benefit plan do not allow for the delivery of such benefits under the terms of such plan, then Employee shall be paid the pre-tax equivalent of such benefit as reasonably determined by the Company no later than the date on which Employee would have received such benefit (based upon Employee’s compensation and other terms and conditions of Employee’s employment with the Company immediately prior to the Termination Date).
2.4.Vesting. If, on the Termination Date, Employee holds any Stock or options or other rights to acquire Stock which are subject to restrictions or vesting based on continued
employment with the Company, such restrictions shall lapse and such vesting shall occur effective as of the Termination Date and any Stock or options or other rights to acquire
Stock which are subject to performance conditions for which the performance period has not ended as of the Termination Date shall remain outstanding until such time as the relevant performance period has ended and the level of achievement of such performance conditions determined. Each option held by Employee shall remain outstanding and exercisable until the earlier of its exercise or its original expiration date. In addition, if Employee is a participant in the Company’s Deferred Compensation Plan, Senior Executive Retirement
Plan or any successor plans, all amounts credited under such plans to Employee shall become fully vested and nonforfeitable.
1 Mr. Messmer’s agreement retains the language from Section 2.5 of the version preceding the prior version of the
Company’s standard executive severance agreement, which differs in two respects from the present version. First, the prior language provides for payment of cash severance under this agreement or another agreement, whichever is greater. Second, the prior language provides that, with the exception of cash severance benefits addressed in this
Section 2.5, this agreement shall not override the provision of benefits under another agreement.

Exhibit 10.1
3.Multiple Benefits.  To the extent that any other agreement (“Other Agreement”)
between the Employee and the Company would provide for salary continuation (or a lump sum payment in lieu of salary continuation) and bonus payments under the same circumstances as such benefits would be provided pursuant to Sections 2.1 and 2.2 hereof, then Employee shall receive such benefits exclusively under Sections 2.1 and 2.2 hereof and not under the Other Agreement.1
4.Medical Coverage. In the event of any termination of Employee’s employment on or after (i) Employee’s 53rd birthday (if Employee has served as a director) or (ii) Employee’s
60th birthday (if Employee has not served as a director), whether by the Company or by
Employee, other than a Termination For Cause, the Company shall continue to provide to each of Employee and his then current spouse until their respective deaths, at the Company’s expense, Medical Coverage with terms and scope of coverage not materially lesser than (a) the terms and scope of coverage provided at the date hereof or (b) the terms and scope of coverage provided by the Company at the Employee’s Termination Date for its then current employees, whichever is more favorable to Employee. Such Medical Coverage may be provided by means of continued participation in Company healthcare plans, the provision of a separate healthcare plan, direct Company reimbursement, or any combination thereof.
Notwithstanding the foregoing, Medical Coverage will cease for Employee’s spouse in the event the marriage of the Employee and spouse ends by divorce, legal separation or annulment. Employee shall provide the Company with a copy of the court order ending the marriage.  For avoidance of doubt, the commencement of service by Employee under the terms of a Part-Time Employment Agreement with the Company will be deemed to be a termination of employment for purposes of this Section 4.
5.Effect of Section 280G.
(a) In the event that it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code and any regulations or
Treasury guidance promulgated thereunder, then such payments shall be reduced (with cash payments being reduced before equity-based compensation or other non-cash compensation or benefits, in each case, in reverse order beginning with payments or benefits that are to be paid the furthest in time from consummation of the transaction that is subject to Section
280G of the Code, provided that, in the case of all of the foregoing payments, compensation and benefits, all amounts that are not subject to calculation under Treas. Reg. §1.280G-1,
Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under

Exhibit 10.1
Treas. Reg. §1.280G-1, Q&A-24(b) or (c)) as would result in no portion of the otherwise applicable payments being considered “excess parachute payments” under Section 280G of the Code; but only to the extent such reduction does not result in the Executive receiving on a net basis after all taxes, including Excise Taxes, less than the Executive would have received net after all taxes, including Excise Taxes, without regard to the reduction.  If such reduction would result in the Executive receiving less on a net basis, then the Executive’s payment shall not be reduced in excess of an amount that would net the Executive at least as much as the Executive would have received on a net basis without regard to the reduction.  The term
“Excise Tax” means the excise tax imposed under Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.
(b) If, after the Payments have been made to the Executive, it is established that the
Payments made to, or provided for the benefit of the Executive exceed the limitations provided in Section 5(a) above (an “Excess Payment”) or are less than such limitations (an
“Underpayment”), as the case may be, then the provisions of this Section 5(b) shall apply.  If it is determined that an Excess Payment has been made, the Executive shall repay the Excess
Payment within 20 days following the determination of such Excess Payment.  In the event that it is determined that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to the Executive on the later of (A) 20 days after such determination or resolution and (B) the time period such Payment would otherwise have been paid or provided to the Executive absent the application of Section 5(a).
(c) All determinations to be made under this Section 5 shall be made by a qualified independent certified public accounting or law firm selected by the Company immediately prior to the transaction that is subject to Section 280G of the Code and reasonably acceptable to the Executive (the “Professional Services Firm”), which shall provide its determinations and any supporting calculations both to the Company and the Executive in writing setting forth in reasonable detail the basis of the Professional Services Firm’s determinations.  Any such determination by the Professional Services Firm shall be certified by the Professional
Services Firm and binding upon the Company and the Executive.  All of the fees and expenses of the Professional Services Firm in performing the determinations referred to in this Section 5 shall be borne solely by the Company.
6.Employment. The primary purpose of this Agreement is to provide Employee with severance benefits under the circumstances described herein. This Agreement is not an employment agreement. This Agreement shall not affect any right of the Company to terminate Employee’s employment at any time.
7.Headings. The headings used in this Agreement are for convenience only and shall not be used to construe the terms and conditions of the Agreement.
8.Governing Law. This Agreement shall be governed by and construed according to the laws of the State of California. The terms of this Agreement shall bind and shall inure to the benefit of the successors and assigns of the parties hereto.

Exhibit 10.1
IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the date first set forth above.
ROBERT HALF INC.
  By: